Exhibit 21.1

SUBSIDIARIES OF PERSHING GOLD CORPORATION

Name of Subsidiary	Jurisdiction of Organization
EXCX Funding Corp.	Nevada
Gold Acquisition Corp.	Nevada
Pershing Royalty Company	Delaware